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                                                                   EXHIBIT 10.39

                                     [LOGO]
                              WINK COMMUNICATIONS

October 20, 1997

Mr. Paritosh K. Choksi
91 Sugar Loaf Drive
Tiburon, CA 94920

Dear Pari:

I know I speak for all of the individuals you have interacted with in this process that we are extremely excited about your joining our team. On a personal note, I look forward to your leadership and business experience as together we grow Wink to its fullest potential.

Based upon our discussions, I am pleased to offer you the position of Vice President and Chief Financial Officer, with Wink Communications, Inc., (The "Company"), at a semi-monthly salary of $7,291.67 equivalent to $175,000 per year. You will also be eligible to participate in our Executive Bonus Plan beginning in 1998. The amount of this bonus will be determined as we define the plan which you will help architect. In this position, you will report to me.

We will recommend to the Board of Directors that you be granted the right to purchase, by way of a promissory note, 215,000 shares of Wink common stock. The current fair market value of this stock has been set by the Board of Directors at $2.00 per share. The Company's right to repurchase these shares at their issue price will lapse consistent with the normal vesting plan which 1/48th per month over 48 months.

In addition, in the event that your employment is terminated for reasons other then cause and resignation you will receive 6 months severance equivalent to base salary.

As a regular employee of the Company, you will become eligible to participate in a number of Company-sponsored benefits, including medical, dental, life and LTD insurance coverage and participation in the Company's 401(k) Plan. These benefits may be modified from time to time.

The attached Acceptance, and Employment, Confidential Information and Invention Assignment Agreement ("Employment Agreement") each contain other terms and conditions of your employment. If you accept this offer, please return one signed original copy of the Acceptance, and the Employment Agreement to Rita Dettore in our People Development department at 1001 Marina Village Parkway, Alameda, CA 94501. Please retain the duplicates for your files.


Pari, your role as Vice President and CFO will be broad and include all financial responsibilities as well as legal, strategy, business planning and new business opportunities. Since Wink is a growing organization, you will be actively involved in all facets of the business.

We look forward to having you start your employment at a mutually agreed upon date and no later than November 24, 1997. This offer expires October 27, 1997.

Pari, we are excited about having you join Wink Communications, and look forward to your significant contributions to our organization. Please feel free to contact me at 510-337-6305 if you have any questions.



Sincerely,

/s/ Maggie Wilderotter
President and CEO